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                                                                EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-4 of Lucent Technologies Inc. of our report dated April 25, 1997, except as to Note 10, which is as of December 9, 1997 relating to the financial statements of Prominet Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".



/s/ PRICE WATERHOUSE LLP
------------------------

PRICE WATERHOUSE LLP


Boston, Massachusetts
December 18, 1997